Exhibit 99

Z Trim Announces Revocation of
Gregory Halpern Severance Agreement

           MUNDELEIN, Ill., August 31, 2007 -- Z Trim Holdings, Inc. (Amex: ZTM), today announced that Gregory Halpern has exercised his right to revoke the Resignation Agreement and Release he signed on August 20, 2007.

Under the Agreement, Mr. Halpern would have received severance pay equal to three months’ salary plus unused vacation and would have received health insurance benefits for a period of six months.  In addition, under the Agreement the Company would have received a release of claims from Mr. Halpern.

Mr. Halpern’s revocation of the Agreement does not affect his prior resignation as an officer and director of the Company and does not affect the Board of Directors’ previous forfeiture of Mr. Halpern’s stock options under the Company’s 2004 Equity Incentive Plan.

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About Z Trim

USDA-developed Z Trim is a natural non-caloric functional food ingredient that can lower calories from fat up to 80% in foods while maintaining superior taste and mouth feel. Z Trim provides the texture of fats without the calories and can substantially reduce harmful trans fats, saturated fats, and cholesterol, and contributes to a healthy diet.   Z Trim is used to reduce fats and maintain moisture for the dairy, bakery, and meat and poultry industries. It is also used in over 50,000 meals a day in schools participating in the nation's School Meals Program. Z Trim food technology provides a natural solution to global challenges of obesity and associated health problems. www.ztrim.com

Forward-Looking Statements and Risk Factors

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as "believes," "anticipates," "plans," or "expects," and other statements which are not historical facts contained in this release are forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by or underlying the forward-looking statements contained in this release. Those risks and uncertainties include, but are not limited to, our history of operating losses, lack thus far of significant market acceptance of our products, the fact that we may dilute existing shareholders through additional stock issuances, management's significant ownership of our common stock, our reliance on our intellectual property, and the potential negative effects of manipulation in the trading of our common stock. Reference is made to the Company's filings with the Securities and Exchange Commission for a more complete discussion of such risks and uncertainties.

SOURCE: Z Trim Holdings, Inc.

For Z Trim Holdings, Inc. Media Contact: Suzy Ginsburg, 713-721-4774 suzy@gcomworks.com